Exhibit 99.1

DALLAS, TEXAS September 22 2009—CornerWorld Corporation [OTCBB: CWRL] CEO Scott Beck issued a letter to shareholders, investors and other interested parties today, providing an update on the company’s progress. The letter reads as follows:

To our Shareholders, Investors and other interested parties:

August was a milestone month for CornerWorld Corporation (“CornerWorld” or the “Company”) and its wholly owned subsidiaries, the Enversa Company (“Enversa”) and Woodland Holdings (“Woodland”) which includes RANGER Wireless Solutions (“RANGER”). Since my last correspondence, we filed our first quarter Form 10-Q for the fiscal year ending April 30, 2010. In addition, we initiated several exciting new activities across our various business lines.

CornerWorld Financial Update

As detailed in our recently filed quarterly report on Form 10-Q, CornerWorld continues to generate positive operating cash flow and service the financial commitments to the debt incurred in the Enversa and Woodland acquisitions. With the timely filing of our quarterly report on Form 10-Q, the Company has moved to a formal monthly close and consolidation. Of particular note is the fact that the Company continues to strengthen its cash position by billing and collecting large annual fees from certain of our customers while simultaneously making aggressive cost cuts. Finally, we identified and hired a new CFO who will join me in taking responsibility for the integrity of our financial information.

CornerWorld Conducts Operational Efficiency Programs

Our staff continues their efforts in assessing and streamlining our organization. This past week, our CTO, David Cook, initiated a technology and infrastructure audit as part of a larger objective of identifying opportunities to save money and minimize resources within the organization. Additionally, our Legal and Regulatory team just completed a full review of CornerWorld patents and trademarks. Currently, our company holds one patent, ten trade/service marks and one provisional patent.

611 Roaming Service Reports Strong Call Activity in August

RANGER continues to show solid call activity in 2009, with 10,166,948 calls processed as of the end of August. During the month of August alone, 1,354,781 calls were received and processed by our patented application. This compares favorably with call volumes both from July 2009 as well as August 2008. From a geographic perspective, the highest call volumes came from Pennsylvania, Texas, New York, Georgia and Wisconsin.

For the month, the highest volumes of traffic occurred from 1:00 to 2:00 pm EST, with Wednesday being the busiest days. The highest volume day of the month occurred on Wednesday August 26, 2009, with 54,171 calls coming in to 611 Roaming Service.

Enversa’s HelpingPsychology.com Now Available on Amazon Kindle

This month, Enversa announced that its site HelpingPsychology.com is now available on Amazon’s Kindle Reader. Part of Enversa’s enContent product line, HelpingPsychology.com is a guide to learning more about the Psychology profession and the opportunities that are available in this dynamic discipline. With its relevant and unbiased information for prospective students and Psychology practitioners, HelpingPsychology.com is ideal content to make available to portable devices like the Kindle.

Enversa Expands Relationship with Salesforce.com

In an effort to increase sales activities in the pharmaceutical Industry, Enversa has agreed to strengthen its relationship with computing company Salesforce.com. According to Enversa President Marc Pickren, “Salesforce.com gives us the control to better manage prospect relationships. Our sales team is now able to satisfy our Company’s need for ‘on demand’ reporting as well as provide our executive team with critical information. Our current database has in excess of one thousand key contacts across the entire spectrum of the pharmaceutical industry and we need to ensure that we are staying in front of their lead generation, mobile and social media marketing campaign needs.”

Enversa also added Mobile Social Networking Solutions to its mobile service offering. This will build upon our service portfolio in the mobile marketing space by joining mobile messaging, mobile blast, mobile coupon service and mobile websites. Doing so will take advantage of the fact that mobile devices enjoy up to 100% penetration in 30 countries and, an estimated 91.4% penetration in the United States.

T2TV Approved for Franchise Agreement in Coopersville, Michigan

Our IPTV entity, T2TV, continues to expand its serviceable areas with expansion into Coopersville, Michigan. On August 31, 2009, the Coopersville City Council approved T2TV’s franchise agreement to allow T2TV to offer its next-generation television service to area homes and businesses. This is the eighth franchise agreement T2TV has received so far this year.

Once again, thank you for your continued support of CornerWorld. We look forward to sharing more exciting news with you next month.

Sincerely,

Scott N. Beck

Chairman of the Board and Chief Executive Officer